Exhibit 10.7
                                  SAUCONY, INC.
                               13 Centennial Drive
                                Peabody, MA 01960

                                                              September 9, 2004

Mr. Michael Umana
C/O Saucony, Inc.
13 Centennial Drive
Peabody, MA  01960

         Re:      Severance Plan; and 2004 Fiscal Year Bonus

Dear Mike:

     This letter confirms our mutual understanding as to certain payments for which you may be eligible (i) under the Saucony, Inc. Executive Severance Benefit Plan (the "Severance Plan") and (ii) as your total annual bonus with respect to the 2004 fiscal year of Saucony, Inc. (the "Company").

Severance Plan

     We have agreed that in the event that you become entitled to severance under the Severance Plan, your Severance Payment (as defined in the Severance
Plan) will be equal to $300,000. You will be entitled to the Severance Payment in accordance with the terms and provisions of the Severance Plan, notwithstanding  the formula for  calculating  Severance  Payments  set forth in
Section III of the Severance Plan, but subject to all of the other terms and provisions of the Severance Plan (including, without limitation, the terms and provisions of Section IV thereof).

2004 Fiscal Year Bonus

     You will be eligible to receive an annual bonus with respect to the Company's 2004 fiscal year of up to $300,000. You will be entitled to 75% of this bonus, or $225,000, if the Company's earnings per share (calculated assuming all outstanding shares of the Company's capital stock were a single class of capital stock and disregarding any non-recurring charges incurred in connection with the Company's (i) consideration of its strategic alternatives announced by the Company on August 2, 2004 and (ii) implementation thereof) for its 2004 fiscal year are equal to or greater than the estimated earnings per share amount specified for the Company's 2004 fiscal year on page 2 of tab 2 of the materials provided to the Company's Board of Directors for its meeting held on February 19, 2004. You will be entitled to some, all or none of the remaining 25% of this bonus, up to a maximum of $75,000, in the sole discretion of the Compensation Committee of the Company's Board of Directors. You will not be eligible for any other bonus payments from the Company for the Company's 2004 fiscal year.

     You will receive payment of your annual bonus, to the extent it is payable by the Company, in a single lump sum in accordance with the Company's customary practices for payment of annual bonuses to its executives and subject to reduction for applicable withholding taxes. In no event will the Company be required to pay you any portion of your annual bonus for the Company's 2004 fiscal year (to the extent such bonus is payable by the Company) unless you remain continuously employed on a full time basis by the Company through the day following the public release of the Company's financial results for its 2004 fiscal year.

     If you accept the terms set forth in this letter, please sign below and return a copy to Hal J. Leibowitz, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, by no later than 5:00 p.m. (Eastern time) on September 9, 2004.

                                 Very truly yours,

                                 SAUCONY, INC.


                                 By:  /s/ John H. Fisher
                                     John H. Fisher
                                     President and Chief Executive Officer

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I accept and agree to the terms set forth in the above letter:


/s/ Michael Umana                          Dated:  September 9, 2004
Michael Umana